UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report:  May 16, 2014
(Date of earliest event reported:  May 12, 2014)

HAVERTY FURNITURE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-14445	58-0281900
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342
(Address of principal executive officers) ( Zip Code)
Telephone number, including area code: (404) 443-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2014, the Board of Directors of Haverty Furniture Companies, Inc. (the “Company” or “Havertys”) approved an amendment to the Haverty Furniture Companies, Inc. Retirement Plan (the “Plan”) to terminate the Plan.  The Plan was previously amended to cease (or "freeze") benefit accruals for eligible employees under the Plan effective December 31, 2006 when we transitioned to a stronger emphasis on the employees savings/retirement (401(k)) plan.   Additional information regarding the Plan can be found in our Annual Report on Form 10-K for the year ended December 31, 2013.

The Plan will terminate effective July 20, 2014. Except for retirees already receiving payments under the Plan prior to 2014, participants will have a choice of receiving a lump sum or annuity.  Annuity payments to retirees in pay status before 2014 will continue under their current elections. Distributions to settle the defined benefit obligations pursuant to the termination will begin as soon as administratively possible, but in no event prior to December 1, 2014.

The Plan is currently fully funded and no additional cash contributions by Havertys are expected to be necessary to settle all plan liabilities.  Plan assets remaining after settlement of the defined benefit obligations and plan liabilities must be distributed to participants.  Any such distributions will not be made until the plan termination satisfies the regulatory requirements prescribed by the Internal Revenue Service and the Pension Benefit Guaranty Corporation, which is expected to occur in 2015.

In connection with the termination and settlement of the Plan’s obligations, we expect to record a non-cash settlement charge. The actual amount will depend upon the number of participants electing the lump sum payment option, various actuarial assumptions, including discount rate, retirement age and mortality at the settlement date. The impact of the Plan termination will reduce total stockholders’ equity, by an amount not yet known, but currently estimated to be between $5 and $8 million and is expected to be recognized primarily in 2014.

The matters discussed in this Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include risks detailed from time to time in the Company’s publicly filed documents, including its annual report on Form 10-K for the year ended December 31, 2013.  The Company undertakes no obligations to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Item 5.07                      Submission of Matters to a Vote of Security Holders

(a) On May 12, 2014, Havertys held its annual meeting of stockholders. In the election of directors, the holders of shares of Class A common stock and common stock vote as separate classes in accordance with the Company's Charter.  For all other matters, the holders of shares of common stock and Class A common stock vote together as a single class and holders of common stock are entitled to one vote for each share of stock and holders of Class A common stock are entitled to ten votes for each share of stock.  At the meeting of stockholders, a plurality of votes is required in the election of each class of directors and for all other matters approval requires an affirmative vote of a combined majority of the votes cast.

(b) Stockholders voted on the matters set forth below.

Proposal 1:     Election of Class A common stock directors.

The holders of Class A common stock elected all seven director nominees at the annual meeting to serve a one year term.  The voting results were as follows:

Nominee	For	Withheld	Broker Non-Vote

John T. Glover	2,080,660	5,400	219,321
Rawson Haverty, Jr.	2,080,616	5,444	219,321
L. Phillip Humann	2,080,660	5,400	219,321
Mylle Mangum	2,080,660	5,400	219,321
Frank S. McGaughey, III	2,049,440	36,620	219,321
Clarence H. Smith	2,080,660	5,400	219,321
Al Trujillo	2,080,660	5,400	219,321

Proposal 2:        Election of common stock directors.

The holders of common stock elected all three director nominees at the annual meeting to serve a one year term.  The voting results were as follows:

Nominee	For	Withheld	Broker Non-Vote

Terrence F. McGuirk	18,188,743	21,267	1,111,458
Vicki R. Palmer	17,734,294	475,716	1,111,458
Fred L. Schuermann	17,734,284	475,726	1,111,458

Proposal 3:      Approval of an Advisory resolution regarding the compensation of our named executive officers.

The stockholders approved the advisory resolution regarding compensation of our named executive officers. The voting results were as follows:

	For	Against	Abstain	Broker Non-Vote
Approval of an Advisory resolution regarding the compensation of our named executive officers.	38,725,749	310,624	34,237	3,304,668

Proposal 4:     Approval of the 2014 Long-Term Incentive Plan.

The stockholders approved the 2014 Long-Term Incentive Plan. The voting results were as follows:

	For	Against	Abstain	Broker Non-Vote
Approval of the 2014 Long-Term Incentive Plan	38,605,100	458,674	6,836	3,304,668

Proposal 5:     Ratification of Ernst & Young LLP as our independent auditor.

The stockholders ratified the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2014.  The voting results were as follows:

	For	Against	Abstain	Broker Non-Vote
Ratification of Ernst & Young LLP	42,183,102	190,563	1,613	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAVERTY FURNITURE COMPANIES, INC.

May 16, 2014	By:
Jenny Hill Parker Senior Vice President, Finance, Secretary and Treasurer